AGREEMENT AND GENERAL RELEASE

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE. BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

This agreement and general release (the “Agreement”) is made as of the Execution Date by and between Skinny Nutritional Corp (hereinafter referred to as the “Company”) and by Donald J. McDonald (“McDonald” or “Employee”). As used herein, the term “Execution Date” shall mean the later of the two dates on which this agreement has been executed by Employee and the Company, as specified on the signature page of this Agreement.

WHEREAS, McDonald has been an employee of the Company, and

WHEREAS, McDonald has been employed pursuant to a written employment agreement dated as of August 16, 2010, as amended on August 4, 2011 (the “Employment Agreement”); and

WHEREAS, Employee and the Company each desire an amicable cessation of the employment relationship and to settle fully and finally any and all differences between Employee and the Company including, but not limited to, any differences that might arise out of Employee’s employment with the Company and the termination thereof;

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and the Company (who hereinafter collectively may be referred to as the “Parties”) hereby agree as follows:

1.           Cessation of Relationship. Employee acknowledges and agrees that Employee’s employment with the Company, including his position as Chief Financial Officer of the Company (and in any other capacity in which Employee was employed either by the Company or any of its subsidiaries) terminated or shall terminate effective at the close of business on June 28, 2012 (the “Termination Date”), and except as otherwise stated in this Agreement, all terms of the Employment Agreement are terminated and shall be deemed superseded by this Agreement.

a.	Employee hereby voluntarily resigns as a member of the board of directors of the Company (and hereby resigns as a member of the board of directors of any subsidiary of the Company), including in his capacity as the Vice Chairman of the Board, effective as of the Termination Date.

b.	Employee will provide reasonable cooperation, whether before, on or after the Execution Date, in completing any action necessary to fully implement his resignation, including the execution of any documentation necessary to effectuate his removal from and/or the transfer of any position he has held as an officer, director, or committee member of the Company.

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2.           Severance Payments. On or after the Effective Date, as defined below, and in consideration for Employee’s execution of this Agreement, and for the release of claims against the Company, and in consideration of Employee’s further representations, promises and covenants, the Company will give Employee the following:

a.	The termination of Employee’s Employment shall be deemed a termination without cause.

b.	Employee shall receive and be paid a severance payment equal to Employee’s Base Compensation of $240,000 per annum, less legally required payroll deductions (the “Severance Payment”), payable in equal installments on each of the Company’s regular pay dates for executives during the period commencing on the first regular executive pay date following the Effective Date and continuing to August 16, 2014, provided that Employee has not revoked this Agreement.

i)	The Company, in its absolute discretion, may elect to pay up to $100,000 per annum of the Severance Payment in shares of the Company’s common stock (the “Common Stock”), issued as of each of the regular pay dates from the Effective Date through August 16, 2014. The value of the shares of Common Stock issued pursuant to this sub-section 2.(b) i, shall be determined as provided in the Employment Agreement, as follows: the dollar amount of the Severance Payment to be issued in shares of Common Stock divided by the fair market value (the “Fair Market Value”) of the Company’s Common Stock. “Fair Market Value” means, as of the date of issuance, the value of a share of Common Stock determined as follows: (i) if the Common Stock is listed on a national securities exchange, including the Nasdaq Stock Market, Inc. or is quoted on the NASD OTC Bulletin Board, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange, Nasdaq or the NASD, as the case may be, or if no sale was reported on that date, then on the last preceding date on which such sale took place; (ii) if the Common Stock is not listed on a national securities exchange or the Nasdaq Stock Market, Inc., or quoted on the NASD OTC Bulletin Board, but is traded in the residual over-the-counter market, the last sale price of the Common Stock on such date, as reported by Pinksheets, LLC or similar publisher of such information, or if no sale was reported on that date, then on the last preceding date on which such sale took place; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

c.	The Company shall cause to be issued to the Employee as of the Effective Date, 2,000,000 shares of the Company’s Common Stock representing Employee’s discretionary bonus for fiscal 2011.

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d.	All unvested restricted stock awards held by the Employee as of the Termination Date shall been deemed vested as of the Effective Date.

e.	Employee shall be entitled to COBRA benefits to the maximum amount permitted by law, in accordance with, and subject to, the terms and conditions of the Employment Agreement. The Company shall pay the premiums for continuation health insurance coverage under the Company’s health insurance plans pursuant to COBRA through the first to occur of (i) the expiration of the 36-month Severance Pay Period (as defined in the Employment Agreement) and (ii) the date Employee becomes eligible to enroll in any health plan of another employer. In the event that Employee’s right to continuation health insurance benefits under the Company’s health insurance plans under COBRA expires prior to the occurrence of (i) or (ii) above, the Company shall provide Employee with reasonably equivalent health benefits for Employee and Employee’s family.

f.	The Company shall reimburse Employee for the reasonable legal expenses incurred by Employee in the negotiation and execution of this Agreement in an amount not to exceed $10,000.

3.           Compensation and Benefits.

a.	Employee shall also be entitled to receive accrued compensation payable through the Termination Date, which amount shall be paid on the first regular payroll period of the Company that occurs after the Effective Date.

b.	To the extent Employee has unreimbursed business expenses, incurred through the Termination Date, Employee has submitted all such expenses with all appropriate documentation prior to the Termination Date, and, those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee represents that there are no outstanding balances in his expense accounts that represent non-reimbursable expenses and to the extent there are any such amounts, Employee agrees to promptly pay such amounts or, in the event of non-payment, the Company can offset such amounts against the Severance Payment.

c.	Employee shall be paid an aggregate of $24,000 for unused vacation time through the Termination Date in equal monthly installments of $2,000.

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4.           Voting Agreement.

a.	From and after the Effective Date and until terminated in accordance with Section 4(e) below, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Employee shall appear at the meeting or otherwise cause the Subject Shares owned by him beneficially or as of record as of the record date for such stockholders’ meeting or written consent, to be present thereat for purposes of establishing a quorum and, to vote, or direct any proxies appointed by him, to vote (i) in favor of approval of any proposals contained in any proxy statements prepared by the Company that are supported by the Company’s board of directors or management (the “Company Proposals”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, any Company Proposals, and (iii) against any other proposal included in the Company’s proxy statements that is not supported by the Company. If Employee is the beneficial owner, but not the record holder, of the Subject Shares, Employee agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with this Section.

b.	From and after the date hereof, except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Employee will not restrict his legal power, authority and right to vote all of the Subject Shares then owned of record or beneficially by him or otherwise prevent or disable him from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Employee will not enter into any voting agreement with any person or entity with respect to any of the Subject Shares then owned of record or beneficially by him, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Subject Shares (other than any proxies designated by the Company), deposit any of such Subject Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Employee’s legal power, authority or right to vote such Subject Shares in accordance with the terms of this Agreement.

c.	As used herein, the term “Subject Shares” means, (i) all shares of common stock of Company owned, beneficially or of record, by Employee as of the date hereof, (ii) all additional shares of common stock of the Company acquired by Employee pursuant to the terms of this Agreement, and (iii) all additional shares of common stock of the Company acquired by Employee that are distributed as a dividend or other distribution with respect to, issued upon exchange of, or in replacement of, the Subject Shares (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

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d.	As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Employee has full legal power, authority and right to vote all of the Subject Shares then owned of record or beneficially by him, in accordance with the terms hereof without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Employee has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Subject Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Subject Shares, deposited any of the Subject Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Subject Shares on any matter.

e.	The voting agreement set forth herein shall automatically terminate and be of no further force or effect whatsoever on the first to occur of (i) the closing of a transaction pursuant to which the Company undergoes a change of control, (ii) upon written notice by the Company, and (iii) the date that is the one year anniversary of the Expiration Date.

f.	In the event the Company defaults in the payment of any amounts due Employee under the Agreement, the provisions of this Section 4 shall be suspended until the Company is current in its payment obligations hereunder.

5.           No Admissions. Employee, the Company and Releasees understand that neither this Agreement (nor anything contained herein) nor the making of this Agreement is intended, and shall not be construed, as an admission that Employee, the Company or any of the Releasees have violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to the Employee (including, but not limited to, breach of any contract, actual or implied).

6.           Acknowledgment. Employee acknowledges that the consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between Employee and the Company. Employee further acknowledges that the agreement by the Company to provide consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against the Company and Employee’s compliance with all the terms and conditions of this Agreement. Furthermore, except as provided in this Agreement, Employee gives up Employee’s right to individual damages in connection with any administrative or court proceeding with respect to any claim that has been waived herein, arising out of Employee’s employment or separation from employment from the Company and if Employee is awarded or accepts money damages, Employee will assign to the Company any right and interest to such money damages.

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7.           No Other Payments or Rights. Employee acknowledges and agrees that he is owed no other wages, commissions, bonuses, vacation pay, employee benefits, or other compensation, and except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, commissions, benefits, finder’s fees and/or other payments or rights, including without limitation, the rights held by Employee pursuant to Section 2.03 of the Employment Agreement.

8.           Arbitration. The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement. The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the Commonwealth of Pennsylvania in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the Commonwealth of Pennsylvania. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except as provided in Section 9 of this Agreement, or as contemplated in Section 14 and 16 of this Agreement, waive any rights that might otherwise exist to request a jury trial or other court proceeding. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, or any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

9.            Injunctive Relief.

a.	Notwithstanding anything to the contrary in the Employment Agreement or in this Agreement, Employee acknowledges and agrees that any breach by Employee (or threat thereof) of the non-disparagement, confidentiality, non-competition, or cooperation obligations (as provided by Paragraphs 10 – 13 of this Agreement) will cause the Company irreparable injury not compensable by money damages and therefore, the Company will not have an adequate remedy at law and accordingly, the Company may institute an action or proceeding in any court having competent jurisdiction to enforce such obligations, and the Company shall be entitled to injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual.
b.	Notwithstanding anything to the contrary in the Employment Agreement or in this Agreement, the Company acknowledges and agrees that any breach by the Company (or threat thereof) of the non-disparagement provisions as provided by Paragraph 13 of this Agreement will cause Employee irreparable injury not compensable by money damages and therefore, Employee will not have an adequate remedy at law and accordingly, Employee may institute an action or proceeding in any court having competent jurisdiction to enforce such obligations, and Employee shall be entitled to injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual.

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10.          Confidentiality.

a.     Employee agrees that the provisions of Sections 3.01 and 3.02 of the Employment Agreement shall remain in full force and effect. Employee further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Employee during Employee’s employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of the Company. Such information includes, without limitation, information concerning products and services developed and under development, pending or completed Company regulatory matters (internal or external), litigations, arbitrations, internal investigations or reviews, internal compliance memoranda and reviews.

b.     Employee agrees that the terms and existence of this Agreement are and shall remain confidential and agrees, to the maximum extent permitted by applicable law, rule, code or regulation, not to disclose (directly or indirectly) the terms, conditions or existence of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of the Company, except as required by law, regulatory authorities, internally to process this Agreement at the Company, or in connection with any arbitration or litigation arising out of this Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, financial advisor, accountant or attorney, provided that Employee advises any individual to whom the terms, conditions or existence of this Agreement has been disclosed (in accordance with this sentence) of the confidentiality requirements of this paragraph and Employee shall use Employee’s best efforts to ensure that the requirements are complied with in all respects. Further, nothing in this paragraph shall preclude Employee from using this Agreement in any action for breach of this Agreement. In that case, however, Employee shall seek to protect the terms of this Agreement from public disclosure to the extent possible, including filing this Agreement under seal where permissible to do so.

c.     Employee agrees that in the event Employee is contacted by the media in any form, including, but not limited to, any wire service, newspaper, magazine or web-based news service, with respect to the Company, its clients and/or customers, and/or Employee’s conduct and/or employment at the Company, Employee will immediately refer all contacts directly to Mr. Michael Salaman, Chief Executive Officer, or his successor at the Company.

11.          Restrictive Covenants. Employee hereby agrees that all of the provisions of the restrictive covenants included in Section 3.03 of the Employment Agreement shall remain in full force and effect in accordance with their terms and Employee shall abide by such provisions.

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12.          Intellectual Property. Employee agrees to fully comply with the provisions of Section 3.04 of the Employment Agreement and irrevocably assigns to the Company all his right, title and interest in and to all Intellectual Property (as defined in the Employment Agreement), including products, ideas, know-how, trademarks, tradenames, methods, plans, patents, patent applications relating to the present or future business of the Company that was developed by Employee (either alone or jointly with others) during the course of his employment with the Company. Employee agrees that all such Intellectual Property is hereby irrevocably assigned to and shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents (including patent applications and trademark applications) as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as his attorney-in-fact with full powers to execute such documents itself in the event Employee fails or is unable to provide the Company with such signed documents.

13.          Non-Disparagement.

a.	Employee agrees that for a period of three years following the Termination Date, Employee will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, its, officers, directors, products, customers, suppliers, employees, agents or affiliates, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. Nothing contained in this paragraph shall be construed as requiring the Employee to provide untruthful sworn testimony in any legal proceeding.

b.	The Company agrees that for a period of three years following the Termination Date, the Company will not make any negative or derogatory statements in verbal, written, electronic or any other form about Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. Nothing contained in this paragraph shall be construed as requiring any individual to provide untruthful sworn testimony in any legal proceeding.

14.          Litigation.

a.     The payments to be made hereunder are conditioned on the full cooperation by Employee with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed within the Company’s guidelines. Consistent with the Articles of Incorporation of the Company, and the Company’s By-Laws, and the Employment Agreement, but in any event subject to applicable law, the Company will hold harmless and indemnify Employee from and against any expenses (including attorneys’ reasonable fees), judgments, fines and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of the Company during the course of his employment, up to his date of termination, provided that such action or inaction by Employee was within the scope of Employee’s employment, and was taken (or not taken) in good faith.

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b.     Promptly after receipt by Employee under this paragraph of notice of the commencement of any action, suit or proceeding, Employee shall notify the Company in writing of the commencement thereof (but the failure so to notify shall not relieve the Company from any liability which it may have under this paragraph except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against Employee, and Employee notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Employee promptly after receiving the aforesaid notice from Employee, the Company may assume the defense thereof. Notwithstanding the foregoing, Employee shall have the right to employ his own counsel in any such case but the fees and expenses of such counsel shall be at the expense of Employee unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action at the expense of the Company, or (ii) Employee and his counsel shall have reasonably concluded that there may be material defenses available to him that are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding, neither Employee or the Company shall be liable for any settlement of any claim or action effected without its written consent; provided however, that such consent was not unreasonably withheld, and, provided further, that no consent shall be required if such settlement provides for a full and final release of the Company and the Employee with no required admission of liability or requirement of payment.

c.     Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters. The Company is not aware of any claims or any facts giving rise to a claim against the Employee by the Company.

15.          References. You agree to cause all requests for references to be forwarded in writing to the Company, attention: Office of the Chief Executive Officer. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph.

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16.          Waiver and Release.

a.	In consideration of the payments, benefits, agreements, and other consideration to be provided by the Company as described in this Agreement, Employee for himself and for his heirs, executors, administrators, and their respective successors and assigns HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company, its stockholders, subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as the “Releasees”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (“claims”), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act, the Sarbanes-Oxley Act of 2002, under the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Act, or any applicable federal or state False Claims Act statute; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating in any way to Employee’s employment with the Company and/or the termination thereof, including, by way of example but without limitation, any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, sexual, harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of the Employment Agreement, Employee’s employment by the Company or the termination thereof from the beginning of the world until the Execution Date, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under the Company’s stock option plan, 401-K or pension plans; or (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA). Employee takes this action fully aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

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b.	In consideration of the benefit to the Company of this Agreement and Employee’s waiver of his rights as provided herein, the Company hereby agrees to forever waive its right to terminate the Employee Agreement for “Cause,” or claim that Employee has committed acts or omissions that would constitute ”Cause” under the Employment Agreement.

17.          Applicable Law. This Agreement shall be deemed to have been made within the Commonwealth of Pennsylvania, and shall be interpreted and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provision. This Agreement shall be subject to specific performance.

18.          Right to Review. Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

19.          No Pending Actions. Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, State, or Federal agency or court, or with any other forum.

20.          Return of Property. Employee agrees to immediately return any Company property no matter where located to the Company including, but not limited to, Company laptop, telephone, computer, iPad, I.D. card, corporate credit card, keys, computer disks, and written/electronic material prepared in the course of employment at the Company. Employee covenants and agrees that if he determines any Company property is in his possession in the future he will promptly notify the Company and return the property. Employee agrees to transfer any Company related business calls to the current Chief Executive Officer.

21.          Severability. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and the Company agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

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22.          Entire Agreement. Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release constitute the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral, including (except as expressly set forth herein) the Employment Agreement. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

23.          Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

24.          Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable federal and state withholding and employment taxes.

25.          Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

26.          Indemnification. Employee agrees to indemnify and hold harmless each and all of the Releasees from and against any and all direct and indirect loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by the Releasees, or any of them, arising out of any breach by Employee of this Agreement, or the fact that any representation made by Employee in this Agreement was false when made.

27.          Older Worker Benefit Protection. Notwithstanding any other provision of this Agreement to the contrary:

a.	The Company and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed.

b.	The Company and Employee agree that this Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended, and other laws, and further agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee’s execution of this Agreement) Employee may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

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c.	This Agreement shall not affect or be used to interfere with Employee’s protected right to test in any court, under the Older Worker Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights set forth in this Agreement.

d.	The Company and Employee agree that, for a period of seven (7) days following the execution of this Agreement (the “Revocation Period”), Employee has the right to revoke this Agreement by written notice to Mr. Michael Salaman, Chief Executive Officer, Skinny Nutritional Corp. The Company and Employee further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event Employee revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void. Provided Employee has not revoked this Agreement during the Revocation Period, this Agreement shall automatically become effective on the eighth (8th) day following the receipt by the Company of a copy of this Agreement fully executed by Employee.

e.	The Company hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement. Employee represents and warrants that the Company gave Employee a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

f.	Employee’s acceptance of monies paid by the Company or securities issued by the Company, as described in Section 2 of this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

g.	If Employee executed this Agreement at any time prior to the end of the greater than twenty-one (21) day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for at least twenty-one (21) days, and was due to Employee’s belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

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EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM AN ATTORNEY, AS EMPLOYEE DEEMED APPROPRIATE.

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SIGNATURE PAGE OF SKINNY NUTRITIONAL CORP. TO

AGREEMENT AND GENERAL RELEASE

Skinny Nutritional Corp.

By	/s/ Michael Salaman	June 28, 2012
Name:	Michael Salaman	Date
Title:	Chief Executive Officer

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SIGNATURE PAGE OF DONALD J. McDONALD TO

AGREEMENT AND GENERAL RELEASE

/s/ Donald J. McDonald	June 12, 2012
Donald J. McDonald	Date

COMMONWEALTH OF PENNSYLVANIA	)
) SS:
COUNTY OF MONTGOMERY	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the county aforesaid and in the state aforesaid to take acknowledgments, personally appeared Donald J. McDonald who is personally known or whom have produced sufficient identification and whom executed the foregoing instrument and acknowledged before me that he/she had the authority to execute same in his name and did, in fact, execute the same in the capacity as stated herein.

WITNESS my hand and official seal in the Commonwealth of Pennsylvania last aforesaid on this 12 day of June, 2012.

/s/
Notary Public
CC#
My Commission Expires:

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